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                                                                     EXHIBIT 5.1




                                 HALE LANE PEEK
                          DENNISON HOWARD AND ANDERSON
                           A Professional Corporation
                        Attorneys and Counsellors at Law

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           Office Address:                   (775) 327-3000            Mailing Address:
100 West Liberty Street, Tenth Floor         (775) 786-7900          Post Office Box 3237
         Reno, Nevada 89501             Facsimile (775) 786-6179      Reno, Nevada 89505
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                                  March 3, 2000

EchoStar Communications Corporation
5701 South Santa Fe Drive
Littleton, CO 80120

Ladies and Gentlemen:

     We have acted as special Nevada counsel for EchoStar Communications Corporation, a Nevada corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the proposed offering and sale by certain stockholders of up to an aggregate of $1,000,000,000 in principal amount of 4-7/8% Convertible Subordinated Notes due 2007 (the "Notes") and the shares of Class A Common Stock of the Company, par value $.01 per share, issuable upon conversion thereof (the "Conversion Shares"), pursuant to a public offering.

     In so acting, we have examined such documents, records and matters of law as we have deemed relevant and necessary for the purposes of this opinion. In rendering the opinion hereinafter set forth, we have assumed the validity of and relied upon the representations of the Company as to certain factual matters relevant thereto.

     On the basis of our examination, it is our opinion that (a) the Notes being registered are legally and validly issued, and (b) the Conversion Shares being registered, when issued in accordance with the terms of the Notes and their associated indenture, will be legally and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                        Very truly yours,

                                        /s/ HALE LANE PEEK DENNISON
                                        HOWARD AND ANDERSON


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        LAS VEGAS OFFICE: 2300 West Sahara Avenue, Eighth Floor, Box 8, Las Vegas, Nevada 89102
                                (702) 362-5118 o Facsimile (702) 365-6940

CARSON CITY OFFICE: 777 East William Street, Suite 201, Post Office Box 2620, Carson City, Nevada 89702
                                (702) 684-6000 o Facsimile (702) 684-6001
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